Exhibit 10.3
Promissory Note

$10,000,000.00	January 7, 2008
     For value received, Tarragon Corporation, a Nevada corporation (“Borrower”), promises to pay to the order of ROBERT P. ROTHENBERG, the principal sum of Ten Million Dollars ($10,000,000.00), or so much thereof as may be outstanding, with interest on the unpaid principal balance thereof at the rate set forth in the Loan Agreement (as defined below).
     1. Defined Terms. This Note is given pursuant to that certain letter agreement dated as of the date hereof between Borrower and Lender (the “Letter Agreement”). As used in this Note, (i) the term “Lender” means the holder of this Note, (ii) the term “Indebtedness” means the principal of, interest on, or any other amounts due at any time under, this Note including late charges and default interest, and any other sums due and owing pursuant to that certain letter agreement of even date herewith between Borrower, Lender and Beachwold Partners, L.P. (the “Loan Agreement”), and (iii) “Event of Default” means any failure to pay the principal balance hereof on the Maturity Date, or any failure by Borrower to make interest payments or other payments due within applicable grace periods herein or under the Loan Agreement, or to otherwise comply in any respect with its obligations under the Loan Agreement.
     2. Address for Payment. All payments due under this Note shall be payable c/o Beachwold Partners, L.P., 423 West 55th Street, 12th Floor, New York, NY 10019, Attn: William S. Friedman.
     3. Payment of Principal and Interest. Principal and interest shall be paid as follows:
         Installments of interest only shall be payable on the first day of each month during the term hereof. All outstanding principal and interest shall be due and payable on the earliest to occur of (i) January 2, 2009, or (ii) any earlier date on which the unpaid principal balance of this Note becomes due and payable, by acceleration or otherwise (the “Maturity Date”).
     4. Application of Payments. If at any time Lender receives, from Borrower or otherwise, any amount applicable to the Indebtedness which is less than all amounts due and payable at such time, Lender may apply that payment to amounts then due and payable in any manner and in any order determined by Lender, in Lender’s discretion. Borrower agrees that neither Lender’s acceptance of a payment from Borrower in an amount that is less than all amounts then due and payable nor Lender’s application of such payment shall constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction.

     5. Acceleration. If an Event of Default has occurred and is continuing, the entire unpaid principal balance, any accrued interest, if any, and all other amounts payable under this Note and any other loan document shall at once become due and payable, at the option of Lender, without any prior notice to Borrower. Lender may exercise this option to accelerate regardless of any prior forbearance.
     6. Late Charge. If any amount payable under this Note or the Letter Agreement or if the principal amount due at the Maturity Date is not received by Lender within 20 days after the amount is due, Borrower shall pay to Lender, within five days after demand by Lender, a late charge equal to 4 percent of such amount. Borrower acknowledges that its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the loan evidenced by this Note (the “Loan”), and that it is extremely difficult and impractical to determine those additional expenses. Borrower agrees that the late charge payable pursuant to this Paragraph represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional expenses Lender will incur by reason of such late payment. The late charge is payable in addition to, and not in lieu of, any interest payable at the Default Rate pursuant to Paragraph 7.
     7. Default Rate. So long as any monthly installment or any other payment due under this Note remains past due for 30 days or more, interest under this Note shall accrue on the unpaid principal balance from the earlier of the due date of the first unpaid monthly installment or other payment due, as applicable, at a rate (the “Default Rate”) equal to the lesser of 4 percentage points above the rate stated in the Letter Agreement or the maximum interest rate which may be collected from Borrower under applicable law. If the unpaid principal balance and all accrued interest are not paid in full on the Maturity Date, the unpaid principal balance and all accrued interest shall bear interest from the Maturity Date at the Default Rate. Borrower also acknowledges that its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the Loan, that, during the time that any monthly installment or other payment under this Note is delinquent for more than 30 days, Lender will incur additional costs and expenses arising from its loss of the use of the money due and from the adverse impact on Lender’s ability to meet is other obligations and to take advantage of other investment opportunities, and that it is extremely difficult and impractical to determine those additional costs and expenses. Borrower also acknowledges that, during the time that any monthly installment or other payment due under this Note is delinquent for more than 30 days, Lender’s risk of nonpayment of this Note will be materially increased and Lender is entitled to be compensated for such increased risk. Borrower agrees that the increase in the rate of interest payable under this Note to the Default Rate represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional costs and expenses Lender will incur by reason of the Borrower’s delinquent payment and the additional compensation Lender is entitled to receive for the increased risks of nonpayment associated with a delinquent loan.
     8. Prepayments. This Note is prepayable in full or in part at any time, without premium.

     9. Costs and Expenses. Borrower shall pay on demand all expenses and costs, including fees and out-of-pocket expenses of attorneys and expert witnesses and costs of investigation, incurred by Lender as a result of any default under this Note or the Letter Agreement or in connection with efforts to collect any amount due under this Note, or to enforce the provisions of the Letter Agreement, including those incurred in post-judgment collection efforts and in any bankruptcy proceedings (including any action for relief from the automatic stay of any bankruptcy proceeding) or judicial or non-judicial foreclosure proceeding.
     10. Forbearance. Any forbearance by Lender in exercising any right or remedy under this Note or the Letter Agreement or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of that or any other right or remedy. The acceptance by Lender of any payment after the due date of such payment, or in an amount which is less than the required payment, shall not be a waiver of Lender’s right to require prompt payment when due of all other payments or to exercise any right or remedy with respect to any failure to make prompt payment. Enforcement by Lender of any remedy for Borrower’s obligations under this Note shall not constitute an election by Lender of remedies so as to preclude the exercise of any other right or remedy available to Lender.
     11. Waivers. Presentment, demand, notice of dishonor, protest, notice of acceleration, notice of intent to demand or accelerate payment or maturity, presentment for payment, notice of nonpayment, grace, and diligence in collecting the Indebtedness are waived by Borrower, and all endorsers and guarantors of this Note and all other third party obligors.
     12. Loan Charges. Borrower and Lender intend at all times to comply with the laws of the State of New York governing the maximum rate or amount of interest payable on or in connection with this Note and the Indebtedness (or applicable United Sates federal law to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under New York law). If the applicable law is ever judicially interpreted so as to render usurious any amount payable under this Note, or contracted for, charged, taken, reserved or received with respect to the Indebtedness, or of acceleration of the maturity of this Note, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by any applicable law, then Borrower and Lender expressly intend that all excess amounts collected by Lender shall be applied to reduce the unpaid principal balance of this Note (or, if this Note has been or would thereby be paid in full, shall be refunded to Borrower), and the provisions of this Note and the Letter Agreement immediately shall be deemed reformed and the amounts thereafter collectible under this Note or the Letter Agreement reduced, without the necessity of the execution of any new documents, so as to comply with any applicable law, but so as to permit the recovery of the fullest amount otherwise payable under this Note or the Letter Agreement. The right to accelerate the maturity of this Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Lender does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Indebtedness shall, to the extent permitted by any applicable law, be amortized, prorated, allocated and spread throughout the full term of the Indebtedness until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the applicable usury ceiling. Notwithstanding any provision contained in this Note that permits the compounding of interest, including any provision by which any accrued interest is added to the principal amount of this Note, the total amount of interest that Borrower is obligated to pay and Lender is entitled to receive with respect to the Indebtedness shall not exceed the amount calculated on a simple (i.e. noncompounded) interest basis at the maximum rate on principal amounts actually advanced to or for the account of Borrower, including all current and prior advances.
     13. Commercial Purpose. Borrower represents that the Indebtedness is being incurred by Borrower solely for the purpose of carrying on a business or commercial enterprise, and not for personal, family or household purposes.
     14. Counting of Days. Except where otherwise specifically provided, any reference in this Note to a period of “days” means calendar days, not Business Days.
     15. Governing Law. This Note shall be governed by the laws of the State of New York.
     16. Captions. The captions of the paragraphs of this Note are for convenience only and shall be disregarded in construing this Note.
     17. Notices. All notices, demands and other communications required or permitted to be given by Lender to Borrower pursuant to this Note shall be given by registered or certified mail, or by overnight delivery service to Borrower at the address set forth below, and to the Lender at the address set forth in Paragraph 2.
     18. Consent to Jurisdiction and Venue. Borrower agrees that any controversy arising under or in relation to this Note shall be litigated exclusively in New York, New York (the “Jurisdiction”). The state and federal courts and authorities with jurisdiction in the Jurisdiction shall have exclusive jurisdiction over all controversies which shall arise under or in relation to this Note. Borrower irrevocably consents to service, jurisdiction, and venue of such courts for any such litigation and waives any other venue to which it might be entitled by virtue of domicile, habitual residence or otherwise.
     19. Replacement Note. This Promissory Note, together with the $26,032,861.12 Promissory Note of even date herewith from Borrower to the order of Beachwold Partners, L.P. (the “Beachwold Note”), amend, supercede and replace in its entirety that certain $40,000,000 Promissory Note from Borrower to Beachwold Partners, L.P. dated May 16, 2007 (the “Original Note”), and all amounts outstanding thereunder are now owed and outstanding under this instrument and under the Beachwold Note, with all accrued interest and other non-principal amounts outstanding under the Original Note as of the date hereof being allocated to the Beachwold Note and all interest and other non-principal amounts hereafter accruing under the Loan Agreement, this Note and the

Beachwold Note being allocated between this Note and the Beachwold Note in accordance with the respective principal balances of this Note and the Beachwold Note.
     20. Waiver. WAIVER OF TRIAL BY JURY. BORROWER AND LENDER EACH (A) AGREE NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS NOTE OR THE RELATIONSHIP BETWEEN THE PARTIES AS LENDER AND BORROWER THAT IS TRIABLE OF RIGHT BY A JURY AND (B) WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH PARTY, KNOWINGLY AND VOLUNTARILY, WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.
     In Witness Whereof, Borrower has signed and delivered this Note, or has caused this Note to be signed and delivered by its duly authorized representative, on the 7th day of January 2008.

Borrower: Tarragon Corporation
By:	/s/ William S. Friedman
Name:
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